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                                                                 Exhibit 3.3


                          ARTICLES OF AMENDMENT
                                   OF
                        ARTICLES OF INCORPORATION
                                   OF
                             REHABILICARE INC.


1.  The name of the corporation is Rehabilicare Inc., a Minnesota corporation.

2. The amendment adopted is: The first sentence of Article III of the Amended and Restated Articles of Incorporation of the corporation, as heretofore amended, is hereby amended in its entirety to read as follows:

        The aggregated number of shares of capital stock which this corporation is authorized to issue is 35,000,000, of which 30,000,000 shares shall be common shares with a par value of $.10 per share, and of which 5,000,000 shall be preferred shares of no par value.

3. The amendment has been adopted pursuant to Chapter 302A of the Minnesota Business Corporation Act.

        IN WITNESS WHEREOF, the undersigned, the President of Rehabilicare Inc., being duly authorized on behalf of Rehabilicare Inc., has executed this document this ____ day of ____, 1998.




            ------------------------------
            David B. Kaysen, President